UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 11, 2015

Date of Report (Date of earliest event reported)

Chimerix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2505 Meridian Parkway, Suite 100 Durham, NC		27713
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 11, 2015, we entered into an amendment (the “Amendment”) to our contract with the Biomedical Advanced Research and Development Authority (“BARDA”) for the continued development of CMX001 as a potential medical countermeasure against smallpox, which is classified as a Category A bioterror agent by the U.S. Centers for Disease Control and Prevention. The overall contract with BARDA consists of an initial performance period, plus up to four extension periods each of which may be exercised at BARDA’s sole discretion.

The Amendment, which exercises Option Segment 3, provides approximately $13 million in funding for the performance of the segment, increasing the total funding of the contract, including this option segment, from approximately $53 million to approximately $66 million, and provides that the period of performance for Option Segment 3 will begin on September 11, 2015 through October 31, 2016.

The Amendment also modifies the milestones set forth in Option Segment 3. The activities included in Option Segment 3 are intended to support submission of a new drug application to the U.S. Food and Drug Administration for CMX001 for the treatment of smallpox.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be attached as an exhibit to our Quarterly Report on Form 10-Q for the quarter ending September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: September 16, 2015
	By:	/s/ Timothy W. Trost
Timothy W. Trost
Senior Vice President, Chief Financial Officer and Corporate Secretary